EXHIBIT 2


                              SETTLEMENT AGREEMENT

THIS AGREEMENT made as of the 5th day of December, 2002


BETWEEN:

          PAN ASIA COMMUNICATIONS CORP.
          Suite 210, 1166 Alberni Street
          Vancouver, BC
          V6E 3Z3

          (hereinafter referred to as the "Company")

                                                               OF THE FIRST PART

AND:

          EUROCAPITAL HOLDINGS A.V.V.

          (hereinafter referred to as the "Creditor")

                                                              OF THE SECOND PART


     WHEREAS the Company is indebted to the Creditor in the amount of $120,000.00 US Dollars (the "Debt") in respect of a loan account.

     AND WHEREAS the Company considers it both appropriate and necessary to issue shares of the Company in satisfaction of the Debt and the Creditor is willing to accept shares of the Company in full satisfaction of the Debt.

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of ONE (1.00) dollar (the receipt and sufficiency of which is hereby acknowledged) the mutual covenants and agreements herein contained and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

1. The Company hereby agrees to issue to the Creditor and the Creditor hereby agrees to accept from the Company, FOUR MILLION (4,000,000) common shares in the capital stock of the Company (the "Shares") at a deemed price of $0.03 per share in full settlement of the Debt and any other monies owed to the Creditor, including without limitation, any interest. Certificates representing the Shares shall be issued by the Company to the Creditor within 10 business days of this Agreement.

2. The Creditor acknowledges that the Shares may be required to be held by the Creditor for a period under restriction from the date of the issuance of the Shares and the Creditor agrees to execute any undertakings or other documents which may be required in respect of the Shares.

3. The Creditor represents and warrants that it has not assigned the Debt, in whole or in part, to any other party and that it is not settling the Debt for the Shares as a result of any information about the material affairs of the Company that is not generally known to the public.

4. This Agreement may be subject to the review and approval of the Regulatory Authorities.


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5.   This Agreement constitutes the entire Agreement and supersedes any previous understandings, communications, representation and agreements, whether written or oral.

6. This Agreement shall enure to the benefit of and be binding upon the parties hereto, their and each of their heirs, executors, administrators, successors and permitted assigns.

7. This Agreement may be executed in counterparts, which taken together shall constitute one and the same instrument, and any facsimile signature shall be taken as an original.



IN WITNESS THEREOF the parties have hereunto executed this Agreement as of the day and year first mentioned above.




/s/ Edwin Geerman
Managing Director
Dutch Antilles Management N.V.
------------------------------------------------------
Signature of creditor or if the creditor is a company,
signature of authorized signatory




PAN ASIA COMMUNICATIONS CORP.




Per:     /s/ Mark Glusing
     -----------------------------------------------


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